Exhibit 99.1

Digital Brands Group to Report Third Quarter 2021 Financial Results on Thursday, November 11, 2021

AUSTIN, Texas, Nov. 11, 2021 /PRNewswire/ -- Digital Brands Group, Inc. ("DBG") (NASDAQ: DBGI), a curated collection of luxury lifestyle, digital-first brands, will report financial results for the third quarter ended September 30, 2021 on Thursday, November 11, 2021 at 5:30 p.m. ET.

Management will host a webcast on Friday, November 12 at 8:30 a.m. ET to discuss the results. The live conference call can be accessed by dialing (866) 605-1828 from the U.S. or internationally. The conference I.D. code is 13725121 or via the web by using the following link: https://tinyurl.com/efyarha2.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels. Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Digital Brands Group, Inc. Company Contact:

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047